Exhibit 10.41
FIRST AMENDMENT TO
GROUND LEASE AGREEMENT
     THIS FIRST AMENDMENT TO GROUND LEASE AGREEMENT (this “Amendment”) is made and entered into as of this 28th day of July, 2008, by and between Indian Hills Trading Company, LLC, an Idaho limited liability company (the “Landlord”), and Campus Crest Development, LLC, a North Carolina limited liability company (the “Tenant”).
WITNESSETH:
     WHEREAS, the parties entered into that certain Ground Lease Agreement, dated as of March 20, 2008 (the “Lease”) for the premises located in the City of Moscow, Latah County, Idaho (the “City”), as more particularly described in the Lease (the “Property”). Capitalized terms used herein and not defined shall have the meaning assigned to them in the Lease; and
     WHEREAS, the Tenant desires to develop the Property; and
     WHEREAS, the parties understand that the City requires assurance and security that public improvements within and adjoining the Property are properly constructed and installed in connection with the City’s approval of the development of the Property by Tenant; and
     WHEREAS, the City requires that the Landlord, among other things, dedicates certain other property to satisfy the parkland dedication requirements of Indian Hills 8th Addition; and
     WHEREAS, the City requires that the Landlord, as the owner of the Property, enter into a Development Agreement (hereinafter “Development Agreement”) with the City, and the parties desire to clarify their responsibilities in fulfilling the requirements of the Development Agreement.
AGREEMENT:
NOW THEREFORE, IT IS HEREBY AGREED BY THE LANDLORD AND THE TENANT AS FOLLOWS:
     1. The Landlord agrees that it shall immediately execute the Development Agreement approved by the Tenant upon the request of the Tenant, but not before such request is made. At such time as the Development Agreement is fully executed and effective, it shall automatically be incorporated into this Amendment and the Lease by this reference as if fully set forth herein.
     2. The Landlord, at the Landlord’s sole cost and expense, shall be responsible for the obligations, and all costs and expenses associated therewith, relating to and in connection with (i) the future construction of Myrtle Street as provided in the third paragraph of Article II of the Development Agreement, and (ii) the parkland dedication as provided in the fourth paragraph of
AMENDMENT TO GROUND LEASE; Page 1 of 4

Article II of the Development Agreement and in Article IX of the Development Agreement (hereinafter, the “Parkland Dedication”). The foregoing expenses include, but are not limited to, the costs of the construction of the public improvements adjacent to the Parkland Dedication. The Landlord shall indemnify and agrees to defend and hold harmless the Tenant from and against any claim, loss, cost, damage or expense, asserted against, or incurred by the Tenant, its successors and assigns, arising out of or in connection with the obligations of the Landlord provided in this section except to the extent that such claim, loss, cost, damage or expense may arise from the gross negligence or willful misconduct of the Tenant, its agents, employees, successors and assigns.
     3. The Tenant, at the Tenant’s sole cost and expense, shall be responsible for fulfilling all other terms and conditions of the Landlord in the Development Agreement, except as provided in Section 2 above, including without limitation, construction costs, security and bonding expenses, and any development fees, and Landlord agrees to cooperate with the Tenant in all reasonable respects to enable the Tenant to fulfill all such obligations. The Tenant shall indemnify and agrees to defend and hold harmless the Landlord from and against any claim, loss, cost, damage or expense, asserted against, or incurred by the Landlord, its successors and assigns, arising out of or in connection with the obligations of the Tenant provided in this section except to the extent that such claim, loss, cost, damage or expense may arise from the gross negligence or willful misconduct of the Landlord, its agents, employees, successors and assigns.
     4. The Landlord shall not modify or terminate the Development Agreement without the prior approval of the Tenant, which approval shall be at Tenant’s sole discretion. Upon the request of the Tenant, the Landlord agrees to promptly execute any and all amendments and consents to the Development Agreement deemed necessary by Tenant to effectuate the development of the Property.
     5. The Landlord shall promptly deliver to the Tenant any and all notices which it receives as a party to the Development Agreement. The Landlord agrees that it shall not send any notices to the City in connection with the Development Agreement without the prior consent of the Tenant.
     6. In the event that the Landlord receives a refund from the City of any contribution made to the City’s street tree fund pursuant to Article X of the Development Agreement, the Landlord will immediately remit such refund to the Tenant. In the event that such refund has not been remitted to the Tenant within twenty (20) days of receipt by the Landlord, the Tenant shall be permitted to offset the amount of such refund against the next payment of rent due under the Lease.
     7. Upon the request of the Tenant, the Landlord shall immediately sign the plat of the Property and any other documents required to effectuate the development of the Property.
     8. Except as and to the extent modified by this Amendment, all provisions of the Lease shall remain unmodified and in full force and effect.
     9. This Amendment may be executed in multiple counterparts, each of which is an original, but all of which, taken together, constitute a single document.
AMENDMENT TO GROUND LEASE; Page 2 of 4

     IN WITNESS WHEREOF, the Landlord and the Tenant have caused this Addendum to be executed and effective as of the day and year first above written.

LANDLORD: INDIAN HILLS TRADING COMPANY, LLC
By:	/s/ Sally N. Powers
	Name:	SALLY N. POWERS
	Title:	MANAGER, IHTC LLC

TENANT: CAMPUS CREST DEVELOPMENT, LLC
By:	/s/ F. Brian Schneiderman
	Name:	F. Brian Schneiderman
	Title:	General Counsel

ACKNOWLEDGMENTS

STATE OF WASHINGTON	)
	)	ss.
County of ADAMS	)
     I certify that I know or have satisfactory evidence that SALLY N. POWERS signed this First Amendment to Ground Lease Agreement, on oath stated that she was authorized to execute the instrument, and acknowledged it as the Manager of INDIAN HILLS TRADING COMPANY, LLC, to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
     Dated this 24th day of July, 2008.

/s/ Stacey L. Schoessler Notary Public for State of Washington
Residing at Ritzville
Commission Expires: 7-14-2012
AMENDMENT TO GROUND LEASE; Page 3 of 4

STATE OF GEORGIA	)
	)	ss.
County of Forsyth	)
I certify that I know or have satisfactory evidence that Franklin B Schneiderman signed this First Amendment to Ground Lease Agreement, on oath stated that he was authorized to execute the instrument, and acknowledged it as the General Counsel of CAMPUS CREST DEVELOPMENT, LLC to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
     Dated this 26 day of July, 2008.

/s/ Monica Yarbro
Notary Public For State of GA
Residing At Forsyth County
Commission Expires: July 10, 2009
AMENDMENT TO GROUND LEASE; Page 4 of 4